UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*



                         NATIONAL HOME HEALTH CARE CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     636320
                     --------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (12-91)

                                       13G


CUSIP No.     636320                                       Page  2  of  5  Pages
          --------------                                        ---    ---
================================================================================
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              NATIONAL HOME HEALTH CARE CORP.
              SAVINGS & STOCK INVESTMENT PLAN
================================================================================
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                     (b) [X]


================================================================================
     3        SEC USE ONLY



================================================================================
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

================================================================================
                              5      SOLE VOTING POWER

                                         - 0 -

                              ==================================================
                              6      SHARED VOTING POWER
      NUMBER OF                         236,995
       SHARES
     BENEFICIALLY
      OWNED BY                ==================================================
        EACH                  7      SOLE DISPOSITIVE POWER
     REPORTING
        PERSON                           - 0 -
         WITH
                              ==================================================
                              8      SHARED DISPOSITIVE POWER

                                         - 0 -

================================================================================
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         236,995

================================================================================
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                    [ ]


================================================================================
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         5.02%

================================================================================
    12        TYPE OF REPORTING PERSON*

                         EP

================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1745 (12-91)

                                      13G

CUSIP No.     636320                                       Page  3  of  5  Pages
          --------------                                        ---    ---
================================================================================
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              ROBERT P. HELLER, as Trustee Under National Home Health Care Corp.
              Savings & Stock Investment Plan
================================================================================
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                     (b) [X]


================================================================================
     3        SEC USE ONLY



================================================================================
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

================================================================================
                              5      SOLE VOTING POWER

                                         - 0 -

                              ==================================================
                              6      SHARED VOTING POWER
      NUMBER OF                         236,995
       SHARES
     BENEFICIALLY
      OWNED BY                ==================================================
        EACH                  7      SOLE DISPOSITIVE POWER
     REPORTING
        PERSON                           - 0 -
         WITH
                              ==================================================
                              8      SHARED DISPOSITIVE POWER

                                         - 0 -

================================================================================
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         236,995

================================================================================
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                    [ ]


================================================================================
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         5.02%

================================================================================
    12        TYPE OF REPORTING PERSON*

                         EP

================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1745 (12-91)

CUSIP No.     636320                                       Page  4  of  5  Pages
          --------------                                        ---    ---

Item 1(a)     NAME OF ISSUER:
              National Home Health Care Corp.

Item 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICER:
              700 White Plains Road
              Scarsdale, New York 10583

Item 2(a)     NAME OF PERSON FILING:
              (i)       National Home Health Care Corp.
                        Savings and Stock Investment Plan
              (ii) Robert P. Heller, as Trustee under National Home Health Care Corp. Savings and Stock Investment Plan

Item 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE
              OR, IF NONE, RESIDENCE:
              National Home Health Care Corp.
              700 White Plains Road
              Scarsdale, New York 10583

Item 2(c)     CITIZENSHIP:
              (i)       Delaware
              (ii)      United States

Item 2(d)     TITLE OF CLASS OF SECURITIES:
              Common Stock, par value $.001 per share

Item 2(e)     CUSIP NUMBER:
              636320

Item 3        TYPE OF PERSON:
              (i)       Employee Benefit Plan subject to ERISA
              (ii)      Trustee under Employee Benefit Plan subject to ERISA

Item 4        OWNERSHIP:

              (a)   Amount Beneficially Owned as of December 31, 1995:
                    236,995 Shares
              (b)   Percent of Class: 5.02%
              (c)   Number of Shares as to which Such Person Has:
                    (i) sole power to vote or direct the vote: 0
                   (ii) shared power to vote or direct the vote: 236,995
                  (iii) sole power to dispose or direct the disposition of:   0
                   (iv) shared power to dispose or direct the disposition of: 0

Item 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              Not Applicable

CUSIP No.     636320                                       Page  5  of  5  Pages
          --------------                                        ---    ---

Item 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY:

              Not Applicable

Item 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not Applicable

Item 9        NOTICE OF DISSOLUTION OF GROUP:

              Not Applicable

Item 10       CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 1996.


                                  NATIONAL HOME HEALTH CARE CORP.
                                  SAVINGS AND STOCK INVESTMENT PLAN


                                  By:  /s/  Robert P. Heller
                                     ---------------------------------------
                                     Robert P. Heller, as Trustee under National
                                     Home Health Care Corp. Savings and Stock
                                     Investment Plan


                                  By:  /s/  Robert P. Heller
                                     ---------------------------------------
                                     Robert P. Heller, as Trustee under National
                                     Home Health Care Corp. Savings and Stock
                                     Investment Plan